Exhibit 99.1

For Immediate Release	Contact: Dennis J. Simonis
President & CEO

Friday, November 7, 2008	Telephone: (808) 969-8052

 ML MACADAMIA ORCHARDS, L.P. REPORTS 3Q 2008 RESULTS

—  Period Marks Return to Profitability for Major Macadamia Nut Grower —

— Lower Current Market Value May Cause Move in Partnership Listing from NYSE —

Hilo, Hawaii — ML Macadamia Orchards, L.P. (NYSE: NUT), reported third-quarter 2008 net income of $886,000 or $0.12 per Class A Unit, on total revenues of $5.8 million, as compared to a net loss of $436,000 or ($0.06) per Class A Unit on $2.8 million in revenues for the same period last year.

“The third quarter of 2008 marked the return to profitability for the Partnership as a good crop of nuts enabled us to begin the harvest early and benefit from higher nut prices, as well as from improved operating efficiencies,” said Dennis J. Simonis, President and CEO. “With continued positive market conditions, we anticipate improved results for the balance of 2008.”

Results for the third quarter of 2008 also included a crop insurance recovery of $886,000 for the production year ended June 30, 2008.

Net cash flow for the third quarter of 2008 was $1.7 million as compared to $14,000 for the third quarter of 2007.

Nut revenues were $4.6 million for the three months ended September 30, 2008, compared to $2.0 million in the prior year. The third quarter harvest was 6.8 million pounds or 64% higher than the quarter ended September 30, 2007, and significantly better than the historical average for this period. Farming service revenues were $1.2 million or 46% higher than the third quarter of last year, due to the timing of farming activities.

For the first nine months of 2008, revenues were $11.0 million with a net profit of $224,000 or $0.03 per Class A Unit. Total revenues in the first nine months of 2007 were $7.4 million with a net loss of $446,000, or ($0.06) per Class A Unit.

The Partnership is required to maintain market capitalization of at least $25 million on a 30-trading-day average to meet the continued listing criteria of the NYSE. At this time, the market capitalization of the Partnership is less than that amount and the Partnership expects to receive formal notice of a decision to delist the Partnership’s Depositary Receipts (representing Class A Units of limited partners’ interests) from the NYSE. While the NYSE decision to delist the Depository Receipts is subject to appeal, the Partnership believes that it would be in the best interest of its unitholders not to contest this action. Therefore, the Partnership is pursuing alternatives for repositioning itself on another exchange. In the interim, management is making arrangements for the securities to continue to be traded through the Over The Counter Bulletin Board (OTCBB).

Forward-Looking Statements — This press release contains forward-looking statements regarding future events and future performance of the Partnership that involve risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. These include statements, among others, regarding the Partnership’s future nut prices and the outcome of legal action, which are based on certain assumptions and forecasts. The Partnership files documents with the Securities and Exchange Commission, such as Form 10-K, Form 10-Q and Form 8-K reports, which contain a description of these and other risks and uncertainties that could cause actual results to differ from current expectations and the forward-looking statements contained in this press release.

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ML Macadamia Orchards, L.P.

Consolidated Income Statements (unaudited)

(in thousands, except per unit data)

	Three months		Nine months
	ended September 30,		Ended September 30,
	2008	2007	2008	2007

Macadamia nut sales	$4,597	$1,979	$8,215	$4,902
Contract farming revenue	1,164	797	2,793	2,464
Total revenues	5,761	2,776	11,008	7,366
Cost of goods and services
Costs of macadamia nut sales	4,101	1,546	7,538	3,720
Costs of contract farming services	1,086	731	2,591	2,257
Total cost of goods sold	5,187	2,277	10,129	5,977
Gross income	574	499	879	1,389
General and administrative expenses
Other	483	874	1,285	1,744
Total general and administrative expenses	483	874	1,285	1,744
Operating income (loss)	91	(375)	(406)	(355)
Other income (loss)	885	(1)	897	12
Interest expense	(84)	(44)	(250)	(105)
Interest income	14	—	14	49
Income before tax	906	(420)	255	(399)
Income tax expense	20	16	31	47
Net income (loss)	$886	$(436)	$224	$(446)

Net cash flow (as defined in the Partnership Agreement)	$1,665	$14	$1,309	$73

Net loss per Class A Unit	$0.12	$(0.06)	$0.03	$(0.06)

Net cash flow per Class A Unit	$0.22	$0.00	$0.17	$0.01

Cash distributions per Class A Unit	$0.00	$0.05	$0.00	$0.15

Class A Units outstanding	7,500	7,500	7,500	7,500